NEWS

For:	From:
Ladish Co., Inc.	Libby Communications
5481 South Packard Avenue	95 Pin Pack Road
Cudahy, WI 53110	Ridgefield, CT 06877
Contact: Wayne E. Larsen	Contact: William J. Libby
414-747-2935	203-431-8480
414-747-2890 Fax	203-431-6132 Fax

Release date: 19 October 2005

LADISH REPORTS SALES GROWTH OF 27% IN BOTH 3RD QUARTER OF 2005 AND FOR THE FIRST NINE MONTHS OF 2005

Cudahy, WI—Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) today reported 2005 third quarter sales of $64.8 million, a 27% improvement over $51.1 million of sales in the third quarter of 2004. The Company had a net income of $3.28 million, resulting in diluted earnings per share of $0.23 for the third quarter of 2005 versus net income of $0.82 million and $0.06 per share in the same period of 2004.

First nine months of 2005 sales of $196.5 million also reflect a 27% growth over 2004, with $10.6 million of net income, $0.76 per share, in contrast to $2.6 million of net income, $0.19 per share, in 2004.

Ladish’s third quarter and nine-month results were negatively impacted by $2 million and $1.6 million, respectively, of non-cash stock compensation charges associated with FASB Interpretation No. 44 (“FIN44”). The impact of these changes on third quarter net income was $1.26 million or $0.09 per share and on the nine-month net income was $0.99 million or $0.07 per share.

Ladish will host a conference call on Monday, October 24, 2005 at 9:00 a.m. EDT to discuss the third quarter performance for 2005. The telephone number to call to participate in the conference call is (877) 236-1078.

	For the Three Months Ended September 30		For the Nine Months Ended September 30
(Dollars in thousands, except earnings per share)	2005	2004	2005	2004
Net sales	$64,832	$51,076	$196,459	$155,071
Cost of sales	54,578	46,840	169,000	142,744

Gross profit	10,254	4,236	27,459	12,327
SG&A	4,436	2,177	8,981	6,677

Operating income	5,818	2,059	18,478	5,650
Interest expense & other	498	457	1,407	1,579

Pretax income	5,320	1,602	17,071	4,071
Income taxes	2,044	786	6,507	1,502

Net income	$3,276	$816	$10,564	$2,569

Basic earnings per share	$0.24	$0.06	$0.77	$0.19
Basic weighted average shares outstanding	13,797,349	13,479,208	13,725,036	13,177,655
Diluted earnings per share	$0.23	$0.06	$0.76	$0.19
Diluted weighted average shares outstanding	13,989,775	13,573,969	13,883,798	13,267,082

more	LCI-05-07

NEWS

(Dollars in thousands)	September 30 2005	December 31 2004
Cash and cash equivalents	$ 5,761	$ 2,744
Accounts receivable, net	48,297	41,729
Inventories	68,478	51,810
Net PP&E	82,650	84,500
Other	43,358	42,604

Total Assets	$248,544	$223,387

Accounts payable	$ 25,094	$ 24,231
Accrued liabilities	7,494	7,597
Senior bank debt	15,000	--
Senior notes	18,000	24,000
Pensions	10,269	7,366
Postretirement benefits	36,150	37,769
Stockholders' equity	136,537	122,424

Total Liabilities and Equity	$248,544	$223,387

“The consistent 27% sales growth Ladish experienced in the third quarter is a further indication of the strength of the recovery of the international aerospace industry,” says Kerry L. Woody, Ladish’s President & CEO. “In spite of the non-cash impact of FIN44, our earnings are continuing to grow as the increased sales offer better absorption of fixed costs, an improved product mix and the benefits from cost improvement activities. In the third quarter of 2005, we have been able to leverage all of those factors and increase our gross profit margin to 15.8%.”

“As we near the conclusion of Ladish’s 100th anniversary year, the future aerospace market prospects continue to look favorable,” noted Mr. Woody. “Our contract backlog as of September 30, 2005 is an all time high at $395 million, as it continued to grow with over $83 million of new orders in the third quarter.”

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon and Connecticut. Ladish common stock trades on Nasdaq under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, uncertainties in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.

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